Exhibit 99.1

For Release
July 3, 2006
OTC BB: CCBC

Chino Commercial Bank, N. A.
Completes Holding Company Reorganization

Chino, California. — July 3, 2006 - Chino Commercial Bank, N. A., is pleased to announce that it has completed its reorganization into a holding company structure effective June 30, 2006. As a result of that reorganization, the Bank is now wholly owned by Chino Commercial Bancorp. Under the plan of reorganization, stock certificates representing shares of common stock of the Bank now represent the right to receive an equal number of shares of the common stock of Chino Commercial Bancorp. Existing certificates for shares of the common stock of the Bank need not be exchanged for new certificates of Chino Commercial Bancorp. The holding company reorganization was completed in order to allow more alternatives for raising capital and access to debt markets as well as capital management, increase structural alternatives for acquisitions and increase flexibility with respect to engaging in non-banking activities.

In connection with the reorganization, Chino Commercial Bancorp has become the successor issuer to the Bank with respect to the registration of its securities, and now files reports with the Securities and Exchange Commission. In addition, shares of Chino Commercial Bancorp’s common stock are now listed on the OTC Bulletin Board under the symbol CCBC.

Chino Commercial Bank, N.A. (“the Bank”) is a national bank which was organized under the laws of the United States on December 8, 1999 and commenced operations on September 1, 2000. The Bank operates two full-service banking offices in Chino and Ontario, California. The Bank’s main branch office and administrative offices are located at 14345 Pipeline Avenue, Chino, California and the Ontario office is located at 1551 South Grove Avenue. As of March 31, 2006, the Bank had total assets of $91.5 million and $43.6 million of net loans. The Bank’s lending activity is concentrated primarily in real estate loans, which constituted 73.3%, and commercial loans, which constituted 19.3%, of the Bank’s loan portfolio as of March 31, 2006. As of March 31, 2006, the Bank was “well-capitalized,” it had Total Risk-Based and Tier I Risk-Based capital ratios of 12.82% and 11.80%. At March 31, 2006, the Bank’s Leverage Capital Ratio was 8.13%.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Bank, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.